Exhibit 10.1

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of February 19, 2020, is entered into by and between the undersigned shareholder (“Shareholder”) of EXALENZ BIOSCIENCE LTD., a company organized under the laws of the State of Israel (the “Company”), and MERIDIAN BIOSCIENCE, INC., a company organized under the laws of the State of Ohio (“Parent”). Parent and Shareholder are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Parent, and APM TRUST SHELF 14 LTD., a company organized under the laws of the State of Israel and indirect wholly owned subsidiary of Parent (“Merger Sub”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger Sub and the Company pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, in order to induce Parent to enter into the Merger Agreement, Shareholder is willing to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the ordinary shares, par value One New Israeli Shekel (NIS 1.00) per share, of the Company (“Ordinary Shares”) Beneficially Owned by Shareholder and set forth below Shareholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional equity securities of the Company pursuant to Section 6 hereof, the “Shares”);

WHEREAS, Shareholder believes that the terms of the Merger and the Merger Agreement are fair and that it is in his best interest, as a shareholder in the Company, that the Merger be consummated; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Shareholder, and Shareholder has agreed to, execute and deliver this Agreement and to undertake in advance to Vote his Shares in favor of the Merger, the Merger Agreement and the transactions contemplated thereby, and Shareholder agrees to undertake such obligation.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases, and correlative forms shall have the meanings assigned to them in this Section 1.

(a) “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

(b) “Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.

(c) “Vote” or “Voting” shall mean voting in person or by proxy in favor of or against any action or otherwise consenting or withholding consent in lieu of such voting in respect of any action.

2. Representations and Warranties of Shareholder. Shareholder represents and warrants to Parent that:

(a) Ownership of Shares. Shareholder: (i) is the Beneficial Owner of all of the Original Shares free and clear of any Liens, other than (i) those created by this Agreement or under applicable federal or state securities laws or (ii) adverse claims as would not prohibit, limit or otherwise conflict with Shareholder’s compliance with its obligations pursuant to this Agreement; and (ii) except for proxies and restrictions in favor of Parent pursuant to this Agreement, has the sole voting power over all of the Original Shares. Except pursuant to this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which Shareholder is a party relating to the pledge, disposition, or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b) Disclosure of All Shares Owned. Other than the Original Shares, Shareholder does not Beneficially Own any Ordinary Shares, any options, warrants, or other rights to acquire any additional Ordinary Shares or any security exercisable for or convertible into Ordinary Shares or any right to acquire any other equity security of the Company.

(c) Power and Authority; Binding Agreement. Shareholder has full corporate power and authority to enter into, execute, and deliver this Agreement and to perform fully Shareholder’s obligations hereunder (including the proxy described in Section 3(b) below)). This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid, and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d) No Conflict. The execution and delivery of this Agreement by Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, to Shareholder’s knowledge, conflict with or violate any Law applicable to Shareholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under any agreement or other instrument or obligation binding upon Shareholder with respect to any of the Shares. Without derogating from the foregoing, it is hereby clarified that except as contemplated by this Agreement, the Shareholder (a) has not entered into any voting agreement or voting trust with respect to his Shares that would prohibit, undermine, limit or otherwise adversely affect his compliance with his obligations pursuant to this Agreement, and (b) except for proxies and restrictions in favor of Parent pursuant to this Agreement, has not granted any proxy or power of attorney with respect to the Shares, in either case, which is inconsistent with his obligations pursuant to this Agreement.

(e) No Consents. No consent, approval, Order, or authorization of, or registration, declaration, or filing with, any Governmental Authority or any other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement.

(f) No Litigation. There is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or other) (each an “Action”) pending against, or, to the knowledge of Shareholder, threatened against or affecting, Shareholder that could reasonably be expected to impair or adversely affect the ability of Shareholder to perform Shareholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

(g) No previous Proxies. No proxies or voting instructions relating to the Merger have been heretofore given in respect of the Shares, other than as contemplated herein.

3. Agreement to Vote Shares; Irrevocable Proxy.

(a) Agreement to Vote and Approve. Shareholder (solely in his capacity as such) irrevocably and unconditionally agrees from the execution of this Agreement until the Expiration Time, at any meeting of the shareholders of the Company (including, for the removal of a doubt, any Special Meeting (as such term is defined in the ICL)) called with respect to the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or consents of the Company Shareholders with respect to any of the following matters, to be present (in person or in proxy) or cause to be present, and Vote or cause the holder of record to Vote the Shares: (i) in favor of (1) the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement, and (2) any proposal to adjourn or postpone such meeting of Shareholders of the Company to a later date if there are not sufficient votes to approve the Merger Agreement and the Merger; and (ii) against (1) any Acquisition Proposal, Alternative Acquisition Agreement, or any of the transactions contemplated thereby (including, for the removal of a doubt, any Acquisition Transaction), (2) any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement or of Shareholder under this Agreement, and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s, or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s Charter Documents). Any such Vote shall be cast (or consent shall be given) by the Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such Vote (or consent).

(b) Irrevocable Proxy. Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, until the Expiration Time (at which time this proxy shall automatically be revoked), as his proxies and attorneys-in-fact, with full power of substitution and resubstitution, to Vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Shareholder shall be irrevocable during the term of this Agreement until the Expiration Time, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The proxy and power of attorney granted hereunder shall terminate upon the Expiration Time.

4. No Voting Trusts or Other Arrangement. Shareholder agrees that during the term of this Agreement, Shareholder will not, and will not permit any entity under Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares, or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent.

5. Transfer and Encumbrance. Shareholder agrees that during the term of this Agreement until the Expiration Time, Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, convey any legal or Beneficial Ownership interest in or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law, or otherwise), or encumber other than a pledge, encumbrance or option that will not affect the obligations of the Shareholder under this Agreement (“Transfer”) any of the Shares or enter into any contract, option, or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Shareholder to (i) any Person; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, (a) the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement, and (b) the Shareholder shall continue to be jointly and severally liable for any breach of such voting undertaking by such transferee) and (ii) any Affiliate of such Shareholder.

6. Additional Shares. Shareholder agrees that all equity securities of the Company (including, for the removal of doubt, shares of Company Common Stock) that Shareholder purchases, acquires the right to Vote, or otherwise acquires Beneficial Ownership of, after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement and shall constitute Shares for all purposes of this Agreement, and, without limiting the foregoing, as of the date hereof and until the Expiration Time, the Shareholder shall promptly notify Parent in writing of any acquisition he shall make (directly or indirectly) of additional securities of the Company (or otherwise of the Beneficial Ownership of any securities of the Company). In the event of any share split, share dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the share capital of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “Shares” for all purposes of this Agreement.

7. Waiver of Certain Actions. Shareholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against the Company, or any of its respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing); or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the Board of Directors of the Company in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby.

8. Termination. This Agreement shall terminate upon the earliest to occur of (the “Expiration Time”): (a) the Effective Time; (b) the date on which the Merger Agreement is terminated in accordance with its terms; and (c) the termination of this Agreement by mutual written consent of the Parties. Nothing in this Section 8 shall relieve or otherwise limit the liability of any Party for any intentional breach of this Agreement prior to such termination.

9. No Solicitation. Subject to Section 10, during the term of this Agreement until the Expiration Time Shareholder shall not, and shall cause any entity under Shareholder’s control not to, and shall use his reasonable best efforts to cause his Representatives not to take any action that would constitute a violation of the provisions of Sections 5.2(a) and/or 5.2(b) of the Merger Agreement if taken by the Company, in each case with the limitations and exceptions of such provisions contemplated by Section 5.2 of the Merger Agreement that are applicable to the Company or its board of directors (including the right to participate in discussions or negotiations on the circumstances set forth therein) being similarly applicable to Shareholder. Notwithstanding anything to the contrary set forth herein, neither Shareholder nor any of its Representatives shall have any liability pursuant to this Section 9 from and after the first to occur of (x) the Effective Time and (y) the date on which the Company has paid the Termination Fee.

10. No Agreement as Director or Officer. Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer of the Company or any entity under Shareholder’s control (if Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder solely in Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict Shareholder from exercising Shareholder’s fiduciary duties solely as an officer or director to the Company or its Shareholders. Nothing contained in this Agreement shall be deemed to vest in Parent or any other Person any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and neither Parent nor any other Person shall have any authority to exercise any power or authority to direct Shareholder in the voting of any of his Shares, except as otherwise specifically provided herein or in the performance of Shareholder’s duties or responsibilities as a shareholder of the Company.

11. Further Assurances. Shareholder (in his capacity as such) agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as Parent may reasonably request to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality or effect of the foregoing or of any other obligation of the Shareholder hereunder, the Shareholder hereby authorizes Parent to deliver a copy of this Agreement to each of the Merger Sub and the Company and hereby agrees that each of Merger Sub and the Company may rely upon such delivery as conclusively evidencing the agreements and understandings set forth herein and therein.

12. Specific Performance. Each Party hereto acknowledges that it will be impossible to measure in money the damage to the other Party if a Party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Party will not have an adequate remedy at Law or damages. Accordingly, each Party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at Law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at Law. Each Party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other Party’s seeking or obtaining such equitable relief.

13. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the Parties hereto with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the Parties hereto. No waiver of any provisions hereof by either Party shall be deemed a waiver of any other provisions hereof by such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) two (2) Business Day after being sent for delivery, fees prepaid, via a reputable international courier service, or (ii) immediately upon delivery by email, by hand or by facsimile (with a written or electronic confirmation of receipt), in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

Meridian Bioscience, Inc.

3471 River Hills Drive

Cincinnati, OH 45244

USA

Facsimile: +1513-271-3762

E-mail: jack.kenny@meridianbioscience.com

Attention: Jack Kenny, Chief Executive Officer

with copies (which shall not constitute notice) to:

Keating Muething & Klekamp PLL

Suite 1400

One East Fourth Street

Cincinnati, OH 45202

USA

Facsimile: +1513-579-6457

E-mail: jjansing@kmklaw.com

Attention: James M. Jansing, Partner

Amit, Pollak, Matalon & Co.

APM House

18 Raoul Wallenberg St., 6th Floor

Tel Aviv 6971915, Israel

Facsimile: +972-3-5689001

E-mail: ian_ro@apm-law.com and sb_rozen@apm-law.com

Attention: Ian Rostowsky, Adv. and Stephen Rozen, Adv.

(b) if to Shareholder, to:

Moshe Arkin

Hachoshlim 6,

Herzliya 4672406, Israel

E-mail: Mori@arkinholdings.com and Hani@Arkinholdings.com

Attention: Moshe Arkin and Hani Lerman

with a copy (which shall not constitute notice) to:

Meitar | Law Offices

16 Abba Hillel Silver Road

Ramat Gan 5250608, Israel

Attention: Dan Shamgar, Adv.

Facsimile: +972 (3) 610-3111

E-mail: dshamgar@meitar.com

15. Information for Transaction Report; Publication. The Shareholder consents to Parent and Merger Sub publishing and disclosing in any filing required under applicable Law the Shareholder’s identity and ownership of Shares and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement and the proxy covered thereby, as well as attaching a copy of this Agreement as an exhibit to any such filing, if required under applicable Law. Shareholder shall not issue any press release or make any other public statement or other disclosure with respect to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent, except as may be required of the Shareholder by applicable Law and, where such requirement under applicable Law arises, after giving Parent an opportunity (as practicable in the respective circumstances) to comment on any such press release or statement and including therein such of Parent’s comments accepted by the Shareholder in his reasonable discretion.

16. Miscellaneous.

(a) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware, provided, however, that (1) issues relating to the Merger, general corporation law and any other provisions set forth herein that are required to be governed by the ICL, shall be governed by, and construed in accordance with, the internal laws of the State of Israel, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Israel; and (2) it is understood and agreed that, in the absence of legal authority to the contrary issued after the date of this Agreement, the Shareholder, and the Shareholder’s outside legal counsel shall be entitled to rely on and deem applicable to the Company and the Company Board (or any committee thereof) the Law applicable to corporations incorporated in Delaware for purposes of making the determinations contemplated by Section 10 (and providing advice with respect thereto) relating to the fiduciary obligations of such Person for purposes of this Agreement, and that references to the “fiduciary duties” of the Company Board under applicable Law and other terms of similar import under this Agreement shall, for purposes of this Agreement, include reference to such Delaware Law. The immediately preceding sentence is intended only to govern the contractual rights of the Parties to this Agreement; it being understood and agreed that nothing in this Agreement is intended to modify any fiduciary duties of the Company Board (or any committee thereof) under applicable Law or give rise to any breach or violation of this Agreement on the part of the Company by reason of the fact that the Company Board (or any committee thereof) has complied with the Law of the State of Israel, rather than the Law of the State of Delaware, governing the duties owed by a director of a company formed under the Laws of the State of Israel to such company, its shareholders or any other Person (or vice versa).

(b) Consent to Jurisdiction. (1) Each of the Parties hereto (i) agrees that any actions or proceedings arising in connection with any dispute, controversy or claim arising under, relating to or in connection with this Agreement or the transactions contemplated hereby (including any dispute or controversy regarding the existence, validity, enforceability or breach of this Agreement), whether in contract, in tort or otherwise, shall be brought, tried and determined in the Court of Chancery of the State of Delaware, provided, that, if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets to the jurisdiction of any court located in the State of Delaware in the event of any such action or proceeding; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent and Shareholder agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(2) Each of the Parties hereto irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 14 or in such other manner as may be permitted by applicable Law, and nothing in this Section 16(b) shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law.

(c) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (1) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A DISPUTE OR CONTROVERSY; (2) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (3) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (4) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(c).

(d) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.

(e) Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(g) Section Headings. All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h) Assignment. Neither Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment contrary to the provisions of this Section 16(h) shall be null and void.

(i) No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and Merger Sub and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.

(j) Drafting. The Parties hereto have jointly participated in the negotiation and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

MERIDIAN BIOSCIENCE, INC.

By:	/s/ Jack Kenny
Name:	Jack Kenny
Title:	President and Chief Executive Officer

/s/ Mori Arkin
Mori Arkin

Number of Shares of Ordinary Shares Beneficially Owned as of the date of this Agreement: 20,511,825

[Signature Page to Voting Agreement]